Exhibit 99.1

Republic Announces an 11% Increase In First Quarter Net Income

April 15, 2004

Contact: Kevin Sipes

Executive Vice President

& Chief Financial Officer

Louisville, KY – Republic Bancorp, Inc. (“Republic” or “Company”) (NASDAQ: RBCAA), the holding company for Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana (collectively referred to as “Bank”), posted record earnings during the first quarter of 2004.  “We are off to another great start to a new year with strong earnings, steady asset growth and sound asset quality. Thanks in no small part to our expanding banking center network, now comprised of 33 locations, we were able to add 3,000 new deposit account customers and 1,100 home equity customers during the first quarter,” commented Steve Trager, President and CEO of Republic.

Net income for the first quarter of 2004 was $11.1 million, an increase of $1.1 million over the same period in 2003.  Diluted earnings per Class A Common Share increased 9% to $0.60. Return on average assets (ROA) and return on average equity (ROE) were 1.97% and 25.56%.  “We are excited to reward our shareholders for these solid first quarter results by announcing a five percent stock dividend payable on April 23, 2004,” further stated Steve Trager.

Total assets grew by $76 million during the first quarter to $2.2 billion.  The Company continued to have great success through its banking centers in attracting home equity loan products which grew $21 million.  Residential real estate loans increased nearly $14 million as Republic experienced steady growth in its adjustable rate mortgage loan portfolios.  Cash and cash equivalents increased $44 million during the quarter as part of the Company’s balance sheet strategy of harmonizing liquidity needs and interest rate risk.

The Company’s overall asset quality remained solid through the first quarter resulting in a lower provision for loan losses compared to the same period in 2003.  During the first quarter of 2004, the Company recorded a provision for loan losses of $2 million compared to $4.3 million during the first quarter of 2003.  “The decline in provision for loan losses was primarily the result of continued improvement in our already solid asset quality, including positive trends of delinquent loans and non-performing loans within the Company’s traditional loan portfolio,” stated David Vest, Executive Vice President and Chief Lending Officer for Republic.  Republic’s percentage of delinquent loans to total loans was a favorable 0.50% at March 31, 2004 compared to 0.82% at December 31, 2003.  In addition, the Company’s percentage of non-performing loans to total loans was 0.64% at March 31, 2004 compared to 0.82% at December 31, 2003.

Gathering lower-cost deposits remained a company-wide focus for Republic during the first quarter of 2004.  “Our ‘Cash Management’ line of business achieved growth in Premier First accounts of 32% during the quarter to $127 million.  Premier First accounts continue to be an attractive product to the commercial clients within our local markets.  We also continue to make investments in technology, such as state of the art lockbox processing and imaging equipment.  We pride ourselves on our ability to tailor our products to all types of clients and businesses – large and small,” commented Cathy Slider, Senior Vice President of Cash Management for Republic Bank & Trust Company.

Net interest income grew $4.0 million or 17% over the same period in 2003.  This growth was primarily driven by a substantial increase in Refund Anticipation Loan (RAL) fees of $2 million and deferred deposit fees of $2 million.  Growth in residential real estate lending within our portfolio also contributed to the increase in net interest income. The increase in net interest income, particularly from Refunds Now and Deferred Deposits, helped the Company replace the $4.2 million decline in mortgage banking income resulting from a slowdown in refinance activity.

A rise in deposit fee income resulted from growth in checking accounts combined with the Company’s Overdraft Honor program.  Over the past twelve months, the Company opened over 20,000 new checking accounts, paving the way for a 36% increase in service charges on deposit accounts during the first quarter of 2004.  Management continues to actively pursue significant increases in Republic’s checking account base particularly from the Company’s newest banking center locations.

Refunds Now® completed a solid quarter as their total revenues increased 34% over the same period in 2003 while their expenses related to these products increased only marginally.  During the first quarter of 2004, Refunds Now processed over $352 million in RALs, resulting in a 40% increase in the amount processed over the same period in 2003.  “Volume, attributable to a greater percentage of total customers utilizing RALs combined with new sales and growth in the number of tax offices serviced, led to the record increase in revenue at Refunds Now.  We are proud of our success at Refunds Now and can attribute our accomplishments to a solid foundation created by the Bank combined with a Company management team that allows our associates to maximize their potential,” stated Mike Keene, President of Refunds Now.

 “We remain dedicated to effectively responding to our evolving marketplace, including focusing our efforts on adjustable rate loan products and low cost deposit accounts as consumer demand for fixed rate residential real estate loans slows.  We are also optimistic about the long-term potential of our banking center expansion despite the short-term cost.  Our management team and all of our associates continue to work tirelessly to position the Company for long-term success.  We look forward to the opportunities yet to come,” concluded Steve Trager.

Republic Bancorp, Inc., has 33 banking centers, and is the parent company of: Republic Bank & Trust Company with 31 banking centers in 8 Kentucky communities - Bowling Green, Elizabethtown, Frankfort, Georgetown, Lexington, Louisville, Owensboro and Shelbyville; Republic Bank & Trust Company of Indiana with 2 banking centers in Clarksville and New Albany, Indiana and one banking center in Jeffersonville under construction; and Refunds Now, a nationwide tax refund loan and check provider.  Republic offers internet banking at www.republicbank.com. Republic has over $2 billion in assets and $1 billion in trust assets under custody and management. Republic’s Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ National Market System.

Statements in this press release relating to Republic’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Republic’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in Republic’s 2003 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

REPUBLIC BANCORP, INC.

CONSOLIDATED AND CONDENSED FINANCIAL STATEMENTS (unaudited)

(in thousands, except per share data)

Statements of Financial Condition

	March 31, 2004	December 31, 2003
Assets:
Cash and cash equivalents	$105,001	$60,876
Securities available for sale	266,654	295,520
Securities to be held to maturity	128,427	115,411
Mortgage loans held for sale	16,494	13,732
Loans	1,623,740	1,581,952
Allowance for loan losses	(13,994)	(13,959)
Federal Home Loan Bank stock	19,342	19,148
Other assets	58,050	55,091
Total Assets	$2,203,714	$2,127,771

Liabilities and Equity:
Non interest-bearing deposits	$228,229	$193,321
Interest-bearing deposits	1,071,933	1,103,791
Total deposits	1,300,162	1,297,112
Securities sold under agreements to repurchase and other short-term borrowings	266,840	220,040
Federal Home Loan Bank borrowings	425,207	420,178
Other liabilities	31,397	21,062
Total liabilities	2,023,606	1,958,392

Stockholders’ equity	180,108	169,379
Total Liabilities and Equity	$2,203,714	$2,127,771

Average Balances

	Three Months Ended March 31,
	2004	2003
Assets:
Federal funds sold	$96,124	$39,841
Investments, including FHLB stock	398,763	312,858
Loans, including loans held for sale	1,648,205	1,400,665
Total earning assets	2,143,092	1,753,364
Total assets	2,247,151	1,824,448

Liabilities and Equity:
Non interest-bearing deposits	$237,785	$204,929
Interest-bearing deposits	1,106,533	934,500
Repurchase agreements and other short term borrowings	276,719	194,194
Federal Home Loan Bank borrowings	423,250	306,902
Total interest-bearing liabilities	1,806,502	1,435,596
Stockholders’ equity	173,017	159,482

	Three Months Ended March 31,
	2004	2003
Income Statement Data
Total interest income(1)	$37,810	$32,730
Total interest expense	10,037	8,952
Net interest income	27,773	23,778

Provision for loan losses	2,049	4,341

Service charges on deposit accounts	2,971	2,177
Electronic refund check fees	4,406	3,169
Mortgage banking income	678	4,932
Other	1,077	1,456
Total non interest income	9,132	11,734

Salaries and employee benefits	9,773	8,417
Occupancy and equipment, net	3,661	2,826
Communication and transportation	738	860
Marketing and development	636	839
Supplies	461	406
Other	2,708	2,485
Total non interest expenses	17,977	15,833

Net income before income tax expense	16,879	15,338
Income tax expense	5,824	5,387

Net income	$11,055	$9,951

(1)        The amount of fees on loans in total interest income was $11.7 million and $7.6 million  for the quarters ended March 31, 2004 and 2003.

	Three Months Ended March 31,
	2004	2003
Per Share Data(2):
Basic average shares outstanding	17,887	17,695
Diluted average shares outstanding	18,490	17,967
End of period shares outstanding:
Class A Common Stock	15,851	15,667
Class B Common Stock	2,054	2,077

Book value per share	$10.06	$9.03

Basic earnings per Class A Common share	0.62	0.56
Basic earnings per Class B Common share	0.61	0.56
Diluted earnings per Class A Common share	0.60	0.55
Diluted earnings per Class B Common share	0.59	0.55

Cash dividends declared per share:
Class A Common Stock	0.0629	0.0524
Class B Common Stock	0.0571	0.0476

Performance ratios:
Return on average assets (ROA)	1.97%	2.18%
Return on average equity (ROE)	25.56	24.96
Yield on average earning assets	7.06	7.47
Cost of interest-bearing liabilities	2.22	2.49
Net interest spread	4.84	4.98
Net interest margin	5.18	5.42
Efficiency ratio(3)	49	45

Asset quality:
Loans on non-accrual status	$10,097	$11,142
Loans past due 90 days or more	289	685
Total non-performing loans	10,386	11,827
Other real estate owned	712	365
Total non-performing assets	11,098	12,192
Non-performing loans to total loans	0.64%	0.88%
Non-performing assets to total assets	0.50	0.67
Allowance for loan losses to total loans	0.86	0.87
Allowance for loan losses to non-performing loans	135	99
Net loan charge-offs to average loans	0.49	0.81
Delinquent loans to total loans(4)	0.50	0.96

Other key data:
End of period full-time equivalent employees	601	591
Number of banking centers	33	26

(2)        Prior period amounts have been restated to reflect the 5% stock dividend declared in the first quarter of 2004.

(3)        Equals non-interest expense divided by the sum of net interest income and non-interest income.

(4)        Equals total loans over 30 days past due divided by total loans.